Exhibit 4.1

TENTH SUPPLEMENTAL INDENTURE
dated as of November 25, 2020

This Tenth Supplemental Indenture, dated as of the 25th day of November, 2020 (this “Tenth Supplemental Indenture”), between CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (hereinafter called the “Issuer”) and having its principal office at One Energy Plaza, Jackson, Michigan 49201, and The Bank of New York Mellon, a New York banking corporation (hereinafter called the “Trustee”) and having its Corporate Trust Office at 240 Greenwich Street, New York, New York 10286.

WITNESSETH:

WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of June 1, 1997, as amended and supplemented by, among other things, the Fifth Supplemental Indenture dated as of February 13, 2018 between the Issuer and the Trustee (as so amended and supplemented, the “Original Indenture”), pursuant to which one or more series of debt securities of the Issuer (the “Securities”) may be issued from time to time; and

WHEREAS, Section 2.3 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture; and

WHEREAS, the Issuer now desires to provide for the issuance of a series of its unsecured, subordinated debt securities pursuant to the Original Indenture; and

WHEREAS, Section 8.1(e) of the Original Indenture provides that a supplemental indenture may be entered into by the Issuer and the Trustee without the consent of any Holder (as defined in the Original Indenture) of the Securities to establish the form and terms of the Securities of any series; and

WHEREAS, the Issuer has requested the Trustee to join with it in the execution and delivery of this Tenth Supplemental Indenture in order to supplement and amend the Original Indenture by, among other things, establishing the form and terms of a series of Securities to be known as the Issuer’s “3.75% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2050” (the “New Notes”), providing for the issuance of the New Notes and amending and adding certain provisions thereof for the benefit of the Holders of the New Notes; and

WHEREAS, the Issuer and the Trustee desire to enter into this Tenth Supplemental Indenture for the purposes set forth in Section 2.3 and Section 8.1(e) of the Original Indenture as referred to above; and

WHEREAS, the Issuer has furnished the Trustee with a copy of the resolutions of its Board of Directors certified by its Secretary or Assistant Secretary authorizing the execution of this Tenth Supplemental Indenture; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid agreement of the Issuer and the Trustee and a valid supplement to the Original Indenture have been done;

NOW, THEREFORE, for and in consideration of the premises and the purchase of the New Notes to be issued hereunder by Holders thereof, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the New Notes, as follows:

ARTICLE I
STANDARD PROVISIONS; DEFINITIONS

SECTION 1.01. Standard Provisions. The Original Indenture together with this Tenth Supplemental Indenture and all previous indentures supplemental thereto entered into pursuant to the applicable terms thereof are hereinafter sometimes collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture.

SECTION 1.02. Definitions.

(a)       The following terms have the meanings set forth in the Sections hereof set forth below:

Term	Section
Adjusted Treasury Rate	2.04
Comparable Treasury Issue	2.04
Comparable Treasury Price	2.04
Compound Interest	2.03
Current Criteria	2.04
Deferred Interest	2.03
Depositary	Article VI
DTC	2.03
Events of Default	4.01
Extension Period	2.03
First Reset Date	2.03
Five-Year Treasury Rate	2.04
Global Note	Article VI
H.15	2.04
Indenture	1.01;2.04
Interest Payment Date	2.03
Issuer	Preamble; 2.03
Ministerial Action	2.01(e);2.04
Most Recent H.15	2.04
New Notes	Recitals; 2.04
Original Indenture	Recitals
Original Issue Date	2.03
Par Call Period	2.04
Place of Payment	2.03
Primary Treasury Dealer	2.04
Rating Agency	2.04
Rating Agency Event	2.04

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Term	Section
Record Date	2.03
Reference Treasury Dealer	2.04
Reference Treasury Dealer Quotations	2.04
Reset Date	2.04
Reset Interest Determination Date	2.04
Reset Period	2.04
Securities	Recitals
Stated Maturity	2.03
Tax Event	2.04
Tenth Supplemental Indenture	Preamble
Trustee	Preamble; 2.04

(b)       Section 1.1 of the Original Indenture is amended to insert the new definitions solely applicable to the New Notes and to replace, solely with respect to the New Notes (but not with respect to any other series of Securities), any existing definitions (as applicable) in the Original Indenture, in the appropriate alphabetical sequence, as follows:

“Calculation Agent” means any Person, which may be the Issuer or any of the Issuer’s Affiliates, appointed by the Issuer from time to time to act as calculation agent with respect to the New Notes.

“Capital Lease Obligation” of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or Letter Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor legislation.

“Indebtedness” of any Person means, without duplication:

(i)       the principal (including any premium) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii)       all Capital Lease Obligations of such Person;

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(iii)       all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(iv)       all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(v)       all obligations of the type referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

(vi)       all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

“Indebtedness Ranking Equally with the New Notes” means Indebtedness, to the extent the Indebtedness specifically by its terms ranks equally with and not prior to or junior to the New Notes in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Issuer. The securing of any Indebtedness otherwise constituting Indebtedness Ranking Equally with the New Notes will not prevent the Indebtedness from constituting Indebtedness Ranking Equally with the New Notes.

“Indebtedness Ranking Junior to the New Notes” means any Indebtedness, to the extent the Indebtedness specifically by its terms ranks junior to and not equally with or prior to:

(i)	the New Notes, and

(ii)	any other Indebtedness Ranking Equally with the New Notes,

in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Issuer. The securing of any Indebtedness otherwise constituting Indebtedness Ranking Junior to the New Notes will not prevent the Indebtedness from constituting Indebtedness Ranking Junior to the New Notes.

“Letter Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is intended to reflect the separate performance of certain of the businesses or operations conducted by such corporation or any of its subsidiaries.

“Lien” means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind, or any other type of arrangement intended or having the effect of conferring upon a creditor of the Issuer or any Subsidiary a preferential interest.

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“Paying Agent” means any Person authorized by the Issuer to pay the principal of (including premium, if any) or interest on any of the New Notes on behalf of the Issuer. Initially, the Paying Agent shall be the Trustee.

“Predecessor New Note” of any particular New Note means every previous New Note evidencing all or a portion of the same debt as that evidenced by such particular New Note; and, for the purposes of the definition, any New Note authenticated and made available for delivery under Section 2.9 of the Original Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen New Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen New Note.

“Preferred Stock”, as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rights Plan” means a plan of the Issuer providing for the issuance by the Issuer to all holders of the Issuer’s Capital Stock of rights entitling them to subscribe for or purchase such Capital Stock, which rights (i) are deemed to be transferred with such Capital Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Capital Stock, in each case until the occurrence of a specified event or events.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor legislation.

“Senior Indebtedness” means the principal of (including premium, if any) and interest on the following, whether outstanding on the date hereof or thereafter incurred, created or assumed: (i) indebtedness of the Issuer for money borrowed by the Issuer or evidenced by debentures, notes, bankers’ acceptances or other corporate debt securities, or similar instruments issued by the Issuer (in each case, other than the New Notes or any other Subordinated Securities); (ii) all capital lease obligations of the Issuer; (iii) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) obligations with respect to letters of credit; (v) all indebtedness of others of the type referred to in clauses (i) though (iv) assumed by or guaranteed in any manner by the Issuer or in effect guaranteed by the Issuer; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any lien on any property or asset of the Issuer (whether or not such obligation is assumed by the Issuer), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the New Notes, as the case may be, and (2) any indebtedness between or among the Issuer and its Affiliates; and/or (vii) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the New Notes (or any other Subordinated Securities).

“Subordinated Securities” has the meaning set forth in Section 12.1(a) of the Original Indenture.

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ARTICLE II
DESIGNATION AND TERMS OF THE NEW NOTES; FORMS

SECTION 2.01. Establishment of Series.

(a)       There is hereby created a series of Securities to be known and designated as the “3.75% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2050” to be issued in aggregate principal amount of $400,000,000. Additional Securities, without limitation as to amount, having substantially the same terms as the New Notes (except a different issue date, a different issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the New Notes, and, if no interest has been paid, from the Original Issue Date), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the New Notes; provided, that such additional Securities must be part of the same issue as the New Notes for U.S. federal income tax purposes or, if they are not part of the same issue for such purposes, such additional Securities must be issued with a separate CUSIP number. Such additional Securities shall be part of the same series as the New Notes. The Stated Maturity of the New Notes is December 1, 2050; the principal amount of the New Notes shall be payable on such date unless the New Notes are earlier redeemed in accordance with the terms of the Indenture.

(b)       The New Notes, until the principal thereof is paid or made available for payment, will bear interest (i) from the Original Issue Date to, but not including, the First Reset Date at the rate of 3.75% per annum and (ii) from and including the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.90%, to be reset on each Reset Date. Interest will be payable semi-annually on each Interest Payment Date and at Maturity, as provided and subject to the terms contained in the form of the New Note in Section 2.03 and Section 2.04 hereof (including the right of the Issuer to defer interest payable on the New Notes as set forth in Section 2.03 hereof).

(c)       The Record Date referred to in Section 2.3(f)(4) of the Original Indenture for the payment of the interest on any New Note payable on any Interest Payment Date (other than on the Stated Maturity) shall be the date 15 calendar days immediately preceding the applicable Interest Payment Date (whether or not a Business Day) except that interest payable on the Stated Maturity shall be paid to the Person to whom the principal amount is paid.

(d)       The payment of the principal of (including premium, if any) and interest on the New Notes shall not be secured by a security interest in any property.

(e)       The New Notes shall be redeemable at the option of the Issuer as follows:

(i)       in whole or in part, at any time and from time to time on or after December 1, 2025, other than for this purpose during any Par Call Period, at a redemption price equal to the greater of the following amounts:

(1)       100% of the principal amount of such New Notes being redeemed on such date of redemption; or

(2)       the sum of the present values of the remaining scheduled payments of principal of and interest on such New Notes being redeemed on such date of redemption that would be due if such New Notes matured on the first day of the next Par Call Period (not including any portion of any payments of interest accrued to such redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 45 basis points, as determined by a Reference Treasury Dealer appointed by the Issuer for such purpose;

plus, in each case of items (1) and (2), accrued and unpaid interest, if any, thereon to, but not including, such redemption date;

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(ii)       in whole or in part, during any Par Call Period, at a redemption price equal to 100% of the principal amount of such New Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but not including, the date of redemption;

(iii)       in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, at a redemption price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the date of redemption; and

(iv)       in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by the Issuer at any time following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the date of redemption.

The Issuer’s right to redeem the New Notes under clause (iii) above shall be subject to the condition that if at the time there is available to the Issuer the opportunity to eliminate a Tax Event, within 90 days following the occurrence and continuation of such Tax Event, by taking some ministerial action (“Ministerial Action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on the Issuer or the Holders of the New Notes and will involve no material cost, the Issuer shall pursue such measures in lieu of redemption; provided further, that the Issuer shall have no right to redeem the New Notes while the Issuer is pursuing any such Ministerial Action.

The Trustee may rely on an Officers’ Certificate stating that a Tax Event or Rating Agency Event, as the case may be, has occurred and shall have no responsibility to monitor or determine whether or not such an event has occurred.

In connection with any redemption of any New Notes, other than during any Par Call Period, the Issuer shall give the Trustee notice of the redemption price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

(f)       The New Notes shall not be convertible.

(g)      The New Notes shall be subordinated to the payment of Senior Indebtedness as provided in Article III of this Tenth Supplemental Indenture, and the provisions of Article Twelve of the Original Indenture shall apply to the New Notes.

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(h)      The Issuer will not pay any additional amounts on the New Notes held by a Person who is not a U.S. person (as defined in Regulation S under the Securities Act) in respect of any tax, assessment or government charge withheld or deducted.

(i)       The events specified as Events of Default with respect to the New Notes shall only include the events specified in Article IV hereof, which shall supersede the “Events of Default” set forth in Section 5.1 of the Original Indenture. In addition to the covenants set forth in Article Three of the Original Indenture, the Holders of the New Notes shall have the benefit of the covenants of the Issuer set forth in Article IV hereof.

(j)       The New Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(k)      The provisions of Article V and Article VI hereof shall apply to the New Notes as specified therein.

(l)       The Place of Payment for the New Notes shall be determined in accordance with Section 3.2 of the Original Indenture and shall initially be the Corporate Trust Office of the Trustee.

(m)     The New Notes shall have such additional terms and provisions as set forth in Sections 2.03 and 2.04 hereof.

SECTION 2.02. Forms Generally. The New Notes and Trustee’s certificate of authentication shall be in substantially the form set forth in this Article II, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such New Notes, as evidenced by their execution thereof.

The definitive New Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the officers executing such New Notes, as evidenced by their execution thereof.

SECTION 2.03. Form of Face of New Note.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

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BY ITS PURCHASE, ACCEPTANCE AND HOLDING OF THIS SECURITY, EACH PURCHASER AND SUBSEQUENT TRANSFEREE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), THAT IS SUBJECT TO TITLE I OF ERISA, ANY PLAN (AS DEFINED IN SECTION 4975(E)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”)) THAT IS SUBJECT TO SECTION 4975 OF THE CODE, OR ANY ENTITY DEEMED TO HOLD ANY PLAN ASSETS OF THE FOREGOING BY VIRTUE OF SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY (EACH, A “PLAN”) OR A PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR OTHER LAW THAT IS SUBSTANTIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA AND THE CODE (“SIMILAR LAW”) OR (II) THE PURCHASE, ACCEPTANCE AND HOLDING OF THIS SECURITY BY SUCH PURCHASER OR TRANSFEREE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR, IN THE CASE OF A PLAN THAT IS SUBJECT TO SIMILAR LAW, A VIOLATION UNDER ANY SUCH SIMILAR LAW. “PLAN ASSETS” HAS THE MEANING GIVEN TO IT BY SECTION 3(42) OF ERISA AND REGULATIONS OF THE U.S. DEPARTMENT OF LABOR, BUT ALSO INCLUDES ASSETS OF AN EMPLOYEE BENEFIT PLAN (WITHIN THE MEANING OF SECTION 3(3) OF ERISA) SUBJECT TO LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE.

Unless this Global Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to CMS Energy Corporation or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of DTC or in such other name as is requested by an authorized representative of DTC (and any payment is made to such nominee of DTC or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.

CMS ENERGY CORPORATION
3.75% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTE DUE 2050

No. _	$___________

CUSIP No.: 125896 BV1

ISIN No.: US125896BV12

CMS Energy Corporation, a corporation duly organized and existing under the laws of the State of Michigan (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of _______ Dollars on December 1, 2050 (“Stated Maturity”) and to pay interest thereon from November 25, 2020 (the “Original Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 1 and December 1 in each year, commencing on June 1, 2021 (each an “Interest Payment Date”), to the Persons in whose names the New Notes are registered at 5:00 p.m., New York City time, on the date 15 calendar days immediately preceding the applicable Interest Payment Date (whether or not a Business Day) (each a “Record Date”), and on the Stated Maturity, to the Person to whom the principal amount is paid, (i) from the Original Issue Date to, but not including, December 1, 2030 (the “First Reset Date”) at the rate of 3.75% per annum and (ii) from and including the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.90%, to be reset on each Reset Date, until the principal hereof is paid or made available for payment. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this New Note (or one or more Predecessor New Notes) is registered at 5:00 p.m., New York City time, on a subsequent record date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest) for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of New Notes not less than 15 calendar days preceding such subsequent Record Date. All references in this New Note to interest shall include Compound Interest, if any.

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Unless the Issuer has validly redeemed all outstanding New Notes as of the First Reset Date, the Issuer shall appoint a Calculation Agent with respect to the New Notes prior to the Reset Interest Determination Date preceding the First Reset Date. The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent shall notify the Issuer of the interest rate for the relevant Reset Period and the Issuer shall then promptly notify the Trustee and Paying Agent in writing of such interest rate. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be conclusive and binding absent manifest error, may be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the Indenture or this New Note, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Issuer’s principal offices and will be made available to any Holder of the New Notes upon request.

So long as no Event of Default with respect to this New Note has occurred and is continuing, the Issuer shall have the right, at any time and from time to time, to defer payments of interest on this New Note by extending the interest payment period of such New Note for a period not exceeding 20 consecutive semi-annual periods (an “Extension Period”), during which Extension Period no interest shall be due and payable; except that no Extension Period may extend beyond the Stated Maturity. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period pursuant to this paragraph, will bear interest thereon at a rate equal to the then-applicable interest rate on this New Note, including as reset on any Reset Date during the Extension Period, compounded semi-annually for each semi-annual period of the Extension Period (“Compound Interest”). At the end of the Extension Period, the Issuer shall pay all interest accrued and unpaid on this New Note, including any Compound Interest (together, “Deferred Interest”), that shall be payable to the Holder in whose name the New Note is registered in the Security Register on the Record Date for the first Interest Payment Date after the end of the Extension Period. Before the termination of any Extension Period, the Issuer may shorten or further extend such period, provided that such Extension Period as extended shall not exceed 20 consecutive semi-annual periods, or extend beyond the Stated Maturity or redemption date, if earlier, of this New Note. Upon the termination of any Extension Period and upon the payment of all Deferred Interest then due, the Issuer may commence a new Extension Period, subject to the foregoing requirements. No interest shall be due and payable during an Extension Period, except at the end thereof, but the Issuer may prepay at any time all or any portion of the interest accrued during an Extension Period.

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The Issuer shall give the Holder of this New Note and the Trustee written notice of its selection of such Extension Period or any shortening or extension thereof at least ten Business Days before the next succeeding Interest Payment Date. The semi-annual period in which any notice is given pursuant to this paragraph shall be counted as one of the 20 semi-annual periods permitted in the maximum Extension Period permitted under the preceding paragraph.

Payment of the principal of (including premium, if any) and interest on this New Note will be made at the office or agency of the Issuer maintained for that purpose (the “Place of Payment”), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Issuer payment of interest (other than interest payable at Maturity) may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account designated by such Person not later than five Business Days prior to the related Record Date. The initial Place of Payment shall be the Trustee’s Corporate Trust Office.

Reference is hereby made to the further provisions of this New Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, facsimile or electronic signature; provided, however, that any electronic signature is a true representation of such signatory’s actual signature, this New Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

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Dated:

CMS ENERGY CORPORATION

By
Its:

By
Its:

SECTION 2.04. Form of Reverse of New Note.

This 3.75% Fixed-to-Fixed Reset Rate Junior Subordinated Note due 2050 is one of a duly authorized issue of securities of the Issuer (herein called the “New Notes”), issued and to be issued under an Indenture, dated as of June 1, 1997 (as supplemented by the Fifth Supplemental Indenture, dated as of February 13, 2018 and the Tenth Supplemental Indenture, dated as of November 25, 2020 and as further amended or supplemented from time to time, the “Indenture”), between the Issuer and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, and the Holders of the New Notes and of the terms upon which the New Notes are, and are to be, authenticated and made available for delivery. This New Note is one of the series designated on the face hereof, issued in an initial aggregate principal amount of $______. Additional Securities, without limitation as to amount, having substantially the same terms as the New Notes (except a different issue date, a different issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the New Notes, and, if no interest has been paid, from the Original Issue Date), may also be issued by the Issuer pursuant to the Indenture without the consent of the existing Holders of the New Notes; provided, that such additional Securities must be part of the same issue as the New Notes for U.S. federal income tax purposes or, if they are not part of the same issue for such purposes, such additional Securities must be issued with a separate CUSIP number. Such additional Securities shall be part of the same series as the New Notes.

Payment of the principal of and interest on this New Note is, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Issuer and this New Note is issued subject to the provisions of the Indenture with respect thereto. Each registered Holder of this New Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee as such Holder’s attorney-in-fact for any and all such purposes. Each registered Holder hereof, by such Holder’s acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

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The Issuer and, by its acceptance of this New Note or a beneficial interest herein, the registered Holder of, and any Person that acquires a beneficial interest in, this New Note agree that for United States federal, state and local tax purposes it is intended that this New Note constitute indebtedness, and each of the Issuer and the Holder of, and any Person that acquires a beneficial interest in, this New Note agrees to treat this New Note as indebtedness for United States federal income tax purposes.

No sinking fund is provided for the New Notes, and the New Notes shall not be subject to redemption or repurchase at the option of the Holder.

The New Notes are subject to redemption at the option of the Issuer, in whole or in part, at any time and from time to time, on or after December 1, 2025, other than for this purpose during any Par Call Period, at a redemption price equal to the greater of the following amounts:

(i)         100% of the principal amount of such New Notes being redeemed on such date of redemption; or

(ii)        the sum of the present values of the remaining scheduled payments of principal of and interest on such New Notes being redeemed on such date of redemption that would be due if such New Notes matured on the first day of the next Par Call Period (not including any portion of any payments of interest accrued to such redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 45 basis points, as determined by a Reference Treasury Dealer appointed by the Issuer for such purpose;

plus, in each case of items (i) and (ii), accrued and unpaid interest, if any, thereon to, but not including, such redemption date.

The New Notes are subject to redemption at the option of the Issuer, in whole or in part, during any Par Call Period, at a redemption price equal to 100% of the principal amount of such New Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but not including, the date of redemption.

The New Notes are subject to redemption at the option of the Issuer, in whole but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, at a redemption price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the date of redemption. The Issuer’s right to redeem the New Notes due to a Tax Event under this paragraph shall be subject to the condition that if at the time there is available to the Issuer the opportunity to eliminate a Tax Event, within 90 days following the occurrence and continuation of such Tax Event, by taking some ministerial action (“Ministerial Action”), such as filing a form or making an election, or pursuing some other similar reasonable measure that will have no adverse effect on the Issuer or the Holders of the New Notes and will involve no material cost, the Issuer shall pursue such measures in lieu of redemption; provided further, that the Issuer shall have no right to redeem the New Notes while the Issuer is pursuing any such Ministerial Action.

The New Notes are subject to redemption at the option of the Issuer, in whole but not in part, at any time within 90 days following the conclusion of any review or appeal process instituted by the Issuer at any time following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, thereon to, but not including, the date of redemption.

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In the event that the Issuer elects to redeem any New Notes in accordance with the foregoing, any installment of interest for which the Interest Payment Date is on or prior to the relevant date of redemption will be payable to the Holder of record at the close of business on the relevant Record Date referred to on the face hereof, all as provided in the Indenture.

In connection with any redemption of any New Notes, other than during any Par Call Period, the Issuer shall give the Trustee notice of the redemption price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

If less than all of the New Notes are to be redeemed and (i) the New Notes are in global form, interests in the New Notes to be redeemed shall be selected for redemption by DTC in accordance with DTC’s standard procedures therefor or (ii) the New Notes are in definitive form, the New Notes to be redeemed shall be selected by lot. Notice of redemption shall be given not less than 10 nor more than 60 days prior to the date fixed for redemption to the Holders of the New Notes to be redeemed (which, as long as the New Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary (or the successor’s nominee)); provided, however, that the failure to duly give such notice, or any defect therein, shall not affect the validity of any proceedings for the redemption of the New Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless the Issuer shall default in the payment of the New Notes or portions thereof to be redeemed at the applicable redemption price, together with accrued and unpaid interest, if any, thereon to, but not including, such redemption date), interest on the New Notes or the portions thereof so called for redemption shall cease to accrue.

If an Event of Default with respect to this New Note shall occur and be continuing, the principal of this New Note may be declared due and payable in the manner and with the effect provided in the Indenture.

In any case where any Interest Payment Date, redemption date, Stated Maturity or Maturity of any New Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or this New Note) payment of interest or principal (including premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or Stated Maturity or at Maturity; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, redemption date, Stated Maturity or Maturity, as the case may be, to such Business Day.

The Trustee and the Paying Agent shall return to the Issuer upon written request any money or property held by them for the payment of any amount with respect to the New Notes that remains unclaimed for three years, provided, however, that the Trustee or such Paying Agent, before being required to make any such return, shall at the expense of the Issuer mail to each such Holder notice that such money or property remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such mailing, any unclaimed money or property then remaining shall be returned to the Issuer. After return to the Issuer, Holders entitled to the money or property must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person.

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The provisions relating to defeasance and covenant defeasance in Article Ten of the Indenture shall not apply to the New Notes (but otherwise Article Ten of the Original Indenture shall apply to the New Notes, including Section 10.1(A) of the Original Indenture).

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of all outstanding New Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in principal amount of Securities of all series (including the New Notes) then outstanding and affected (voting as one class).

The Indenture permits the Holders of a majority in principal amount of Securities of all series at the time outstanding with respect to which a default shall have occurred and be continuing (voting as one class) to waive on behalf of the Holders of all outstanding Securities of such series any past default by the Issuer, provided that no such waiver may be made with respect to a default in the payment of the principal of or the interest on any Security of such series, the default in the payment of the redemption price with respect to the New Notes, or the default by the Issuer in respect of certain covenants or provisions of the Indenture, the modification or amendment of which must be consented to by the Holder of each outstanding Security of each series affected.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any New Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the outstanding Securities of each affected series (voting as one class) shall have made written request, and offered reasonable indemnity against costs, expenses and liabilities, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Securities of each affected series (voting as one class) a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (including premium, if any) or any interest on this New Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this New Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (including premium, if any) and interest on this New Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this New Note is registrable in the Security Register, upon surrender of this New Note for registration of transfer at the office or agency of the Issuer in any place where the principal of (including premium, if any) and interest on this New Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new New Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

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The New Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, New Notes are exchangeable for a like aggregate principal amount of New Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Issuer shall not be required to (i) issue, exchange or register the transfer of this New Note for a period of 15 days next preceding the first mailing or publication of the notice of redemption of New Notes or (ii) exchange or register the transfer of any New Note or any portion thereof selected, called or being called for redemption, except in the case of any New Note to be redeemed in part, the portion thereof not so to be redeemed.

Prior to due presentment of this New Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this New Note is registered as the owner hereof for all purposes, whether or not this New Note be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this New Note without definition which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In case of any conflict between this New Note and the Indenture, the provisions of the Indenture shall control.

“Adjusted Treasury Rate” means, with respect to any applicable redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by a Reference Treasury Dealer appointed by the Issuer for such purpose as having a maturity comparable to the remaining term of such New Notes being redeemed (assuming for this purpose that such New Notes matured on the first day of the next Par Call Period) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Notes (assuming for this purpose that such New Notes matured on the first day of the next Par Call Period).

“Comparable Treasury Price” means, with respect to any applicable redemption date, (i) if the Issuer obtains three or more Reference Treasury Dealer Quotations, the average of such Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (ii) if the Issuer obtains two such Reference Treasury Dealer Quotations, the average of such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received by the Issuer, such quotation.

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“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days appearing under the caption “Treasury Constant Maturities” in the Most Recent H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the preceding sentence, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and “Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Par Call Period” means the three-month period prior to and including a Reset Date.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in the United States.

“Rating Agency Event” means a change in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (a “Rating Agency”) that currently publishes a rating for the Issuer in assigning equity credit to securities such as this New Note, as such methodology was in effect on November 19, 2020 (the “Current Criteria”), which change results in (i) any shortening of the length of time for which equity credit pertaining to the New Notes would have been in effect had the current methodology not been changed or (ii) a lower equity credit being assigned by such Rating Agency to the New Notes as of the date of such change than the equity credit that would have been assigned to the New Notes as of the date of such change by such Rating Agency pursuant to its Current Criteria.

“Reference Treasury Dealer” means (i) Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and a Primary Treasury Dealer selected by Truist Securities, Inc.; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by the Issuer.

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“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any applicable redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

“Reset Date” means the First Reset Date and each date falling on the five-year anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but not including, the next following Reset Date and thereafter each period from and including each Reset Date to, but not including, the next following Reset Date.

“Tax Event” means receipt by the Issuer of an opinion of nationally recognized independent tax counsel experienced in such matters at any time after the occurrence of any of the events set forth below to the effect that, as a result of:

(i)	any amendment to or change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities affecting taxation;

(ii)	any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority; or

(iii)	any official administration interpretation or official administrative pronouncement that provides for a position with respect to those laws or regulations that differs from the generally accepted position on the date of this Tenth Supplemental Indenture;

which amendment or change becomes effective or proposed change, pronouncement, interpretation, action or decision is announced on or after November 19, 2020, there is more than an insubstantial risk that interest payable on this New Note is not or within 90 days of the date of the opinion would not be currently deductible as such interest accrues, in whole or in part, by the Issuer for United States federal income tax purposes.

SECTION 2.05. Form of Trustee’s Certificate of Authentication. The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

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THE BANK OF NEW YORK MELLON,
as Trustee

Dated:	By
	Its:	Authorized Signatory

SECTION 2.06. Rights of Trustee. The Trustee shall not be deemed to have notice, or be charged with knowledge, of any event requiring notice under the Indenture unless the Trustee shall have received from the Issuer or other requisite party such notice in writing.

ARTICLE III
SUBORDINATION OF NEW NOTES

The New Notes shall constitute Subordinated Securities under the Original Indenture, and the provisions of Article Twelve of the Original Indenture shall apply to the New Notes. The Issuer covenants and agrees, and each Holder of New Notes by his or her acceptance thereof likewise covenants and agrees, that the indebtedness represented by the New Notes and the payment of the principal and interest, if any, on the New Notes is subordinated and subject in right of payment, to the extent and in the manner provided in Article Twelve of the Original Indenture, to the prior payment in full of all Senior Indebtedness. Subject to the extent provided in Article Twelve of the Original Indenture, the New Notes will rank equally in right of payment to Indebtedness Ranking Equally with the New Notes that the Issuer may issue from time to time.

ARTICLE IV
EVENTS OF DEFAULT
WITH RESPECT TO THE NEW NOTES; CERTAIN COVENANTS

SECTION 4.01. Definition. The only “Events of Default” with respect to the New Notes shall be the following:

(a)	default in the payment of any installment of interest upon any of the New Notes as and when the same shall become due and payable, (whether or not payment is prohibited by the provisions of Article Twelve of the Original Indenture), and continuance of such default for a period of 30 days; provided, however, that if the Issuer is permitted by the terms of the New Notes to defer the payment in question (including any Extension Period), the date on which such payment is due and payable shall be the date on which the Issuer is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the New Notes;

(b)	default in the payment of all or any part of the principal of the New Notes as and when the same shall become due and payable (whether or not payment is prohibited by the provisions of Article Twelve of the Original Indenture), whether at Maturity, upon purchase by the Issuer at the option of the Holder, upon any redemption, by declaration or otherwise; provided, however, that if the Issuer is permitted by the terms of the New Notes to defer the payment in question (including any Extension Period), the date on which such payment is due and payable shall be the date on which the Issuer is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the New Notes;

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(c)	a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, adjudging the Issuer a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under any applicable law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and

(d)	the Issuer shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or any other case or proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in an involuntary case under any such law, or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or consent to the filing of such petition or to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Issuer or for any substantial part of the property of the Issuer, or make any general assignment for the benefit of creditors, or the notice by it in writing of its inability to pay its debts generally as they become due, or the taking of any corporate action by the Issuer in furtherance of any such action.

SECTION 4.02. Additional Waivers of Past Defaults. In addition to those matters set forth in Section 5.10 of the Original Indenture, solely with respect to the New Notes (but not with respect to any other series of Securities), approval of the Holders of each outstanding New Note shall be required to waive any default in any payment of the redemption price with respect to any New Note.

SECTION 4.03. Additional Covenants with Respect to the New Notes. The Issuer covenants and agrees with each Holder of New Notes that neither it nor its Subsidiaries shall:

(a)	declare or pay any dividends or distributions on the Issuer’s Capital Stock;

(b)	redeem, purchase, acquire or make a liquidation payment with respect to any of the Issuer’s Capital Stock;

(c)	make any payment of principal of (including premium, if any) or interest, if any, on or repay, repurchase or redeem any of the Issuer’s Indebtedness Ranking Equally with the New Notes or Indebtedness Ranking Junior to the New Notes; or

(d)	make any guarantee payments with respect to any guarantee by the Issuer of the Indebtedness of any Subsidiary or any other party if such guarantee ranks equally in right of payment with or junior in right of payment to the New Notes;

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(in each case other than (i) dividends or distributions payable solely in shares of the Capital Stock of the Issuer or rights to acquire, repurchase or redeem Capital Stock of the Issuer, (ii) any declaration of a dividend in connection with the implementation of a Rights Plan, (iii) the issuance of any Capital Stock of the Issuer under any Rights Plan, or the redemption or repurchase of any rights distributed pursuant to a Rights Plan, (iv) reclassification of the Issuer’s Capital Stock or the exchange or the conversion of one class or series of the Issuer’s Capital Stock for another class or series of the Issuer’s Capital Stock, (v) the purchase of fractional interests in shares of the Issuer’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (vi) purchases or acquisitions of Capital Stock related to the issuance of Capital Stock or rights under any of the Issuer’s dividend reinvestment plans or any of the Issuer’s benefit plans for its directors, officers, employees, consultants or advisors, and (vii) entering into, making payments, deliveries and elections in respect of, and effecting any settlement or unwind of, any forward sale agreement for any Capital Stock of the Issuer), if at such time (x) there shall have occurred and be continuing an Event of Default applicable to the New Notes or any event of which the Issuer has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be an Event of Default applicable to the New Notes or (y) the Issuer shall have given notice of its election to begin an Extension Period as provided in Section 2.03 or such Extension Period, or any extension thereof, shall have commenced and be continuing.

ARTICLE V
DISCHARGE OF INDENTURE AND DEFEASANCE

The provisions relating to defeasance and covenant defeasance in Article Ten of the Original Indenture shall not apply to the New Notes (but otherwise Article Ten of the Original Indenture shall apply to the New Notes, including Section 10.1(A) of the Original Indenture).

ARTICLE VI
GLOBAL NOTES

The New Notes will be issued initially in the form of one or more Global Notes. “Global Note” means a registered New Note evidencing one or more New Notes issued to a depositary (the “Depositary”) or its nominee, in accordance with this Article VI and bearing the legend prescribed in this Article VI. The Issuer hereby designates The Depository Trust Company as the Depositary. The Issuer shall execute and the Trustee shall, in accordance with this Article VI and the Issuer Order with respect to the New Notes, authenticate and make available for delivery one or more Global Notes in temporary or permanent form that (i) shall represent and shall be denominated in an aggregate amount equal to the aggregate principal amount of the New Notes to be represented by such Global Note or Global Notes, (ii) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary, (iii) shall be made available for delivery by the Trustee to such Depositary or pursuant to such Depositary’s instructions and (iv) shall bear a legend substantially to the following effect: “Unless this Global Note is presented by an authorized representative of the Depositary to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of a nominee of the Depositary or in such other name as is requested by an authorized representative of the Depositary (and any payment is made to such nominee of the Depositary or to such other entity as is requested by an authorized representative of the Depositary), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.”

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If at any time the Depositary for the New Notes is unwilling or unable to continue as Depositary for the New Notes, defaults in the performance of its duties as Depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, the Issuer shall appoint a successor Depositary with respect to the New Notes. If a successor Depositary for the New Notes is not appointed by the Issuer by the earlier of (x) 90 days from the date the Issuer receives notice to the effect that the Depositary is unwilling or unable to act, or the Issuer determines that the Depositary is unable to act, or (y) the effectiveness of the Depositary’s resignation or failure to fulfill its duties as Depositary, the Issuer will execute, and the Trustee, upon receipt of an Issuer Order for the authentication and delivery of definitive New Notes, will authenticate and make available for delivery New Notes in definitive form in an aggregate principal amount equal to the principal amount of the Global Note or Global Notes representing such New Notes in exchange for such Global Note or Global Notes.

If the Issuer so specifies with respect to any New Notes, an owner of a beneficial interest in a Global Note representing the New Notes may, on terms acceptable to the Issuer and the Depositary for the Global Note, receive individual New Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of New Notes represented by the Global Note equal in principal amount to the beneficial interest, and to have the New Notes registered in its name. New Notes so issued in definitive form will be issued as registered New Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified by the Issuer.

Upon the exchange of a Global Note for New Notes in definitive form, such Global Note shall be cancelled by the Trustee. New Notes in definitive form issued in exchange for a Global Note pursuant to this Article VI shall be registered in such names and in such authorized denominations as the Depositary for such Global Note, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee or Security Registrar. The Trustee shall make available for delivery such New Notes to the Persons in whose names such New Notes are so registered.

ARTICLE VII
SUPPLEMENTAL INDENTURES

This Tenth Supplemental Indenture is a supplement to the Original Indenture. As supplemented by this Tenth Supplemental Indenture, the Original Indenture is in all respects ratified, approved and confirmed, and the Original Indenture and this Tenth Supplemental Indenture shall together constitute one and the same instrument.

The Trustee shall not be responsible in any manner whatsoever for the validity, sufficiency or adequacy of this Tenth Supplemental Indenture nor for the statements or recitals contained herein, all of which recitals are made solely by the Issuer.

TESTIMONIUM

This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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The words “execution,” “signature,” and words of like import in this Tenth Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in the Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Issuer Order, Opinion of Counsel, Security, certificate of authentication appearing on or attached to any Security, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to this Tenth Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means or formats and (b) all references in Section 2.4, Section 2.5 or Section 2.6 of, or elsewhere in, the Indenture to the execution, attestation or authentication of any Security or any certificate of authentication appearing on or attached to any Security by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats.

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IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed as of the day and year first written above.

CMS ENERGY CORPORATION

By:	/s/ Srikanth Maddipati
Srikanth Maddipati
Vice President and Treasurer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
Laurence J. O’Brien
Vice President

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